EXHIBIT 99.07

Pazoo's Harris Lee to Take Over Operations at Colorado Marijuana Testing Facility

WHIPPANY, N.J., April 1, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTC Pinks:PZOO) (German WKN#: A1J3DK) is proud to announce that wholly owned subsidiary, Harris Lee, LLC, has entered into a Binding Letter of Intent with Front Range, the Steep Hill licensee for Colorado, to purchase the assets to operate Steep Hill Colorado, a marijuana testing laboratory located in Denver, CO. Additionally, Front Range will transfer all assignable rights and licenses to Harris Lee.

Harris Lee will take 100% ownership of this fully functional, revenue generating facility no later than April 30, 2015. All necessary permits, licenses, government approvals, equipment and leases required to operate this facility will be transferred to Harris Lee.

In the short time since Pazoo acquired full ownership of Harris Lee on January 14, 2015, the company has been pleased to announce two separate expansions with Steep Hill Labs in Oregon and now Colorado. Including MA & Associates' facility in Las Vegas, Pazoo has now formed a Steep Hill footprint in three states within the past six months.

"This acquisition, initiated by Steep Hill Labs, further reinforces the commitment between our two great companies," stated David Cunic, Co-CEO of Pazoo. "We look forward to continued growth and expansion with our friends at Steep Hill."

For more information on Steep Hill Colorado, please visit: http://steephilllab.com/colorado/

About Pazoo, Inc.:

Pazoo, Inc., is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo's license agreement with Steep Hill Labs Inc. allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
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